UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSANT TO RULES 13d-1(b), (c), AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b) (Amendment No. ___)*


                                PurchasePro.com, Inc.
------------------------------------------------------------------------------

                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    74614410
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

/ /      Rule 13d-1(b)

/x/      Rule 13d-(c)

/ /      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


=================================================================== ============

CUSIP No.  74614410                                       Page  2  of  5   Pages
           ________

=================================================================== ============
========= ======================================================================

1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          AOL Time Warner Inc.
          13-4099534

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           /a/

                                                                      /b/

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION            Delaware

========= ======================================================================
================================ ========= =====================================

                                   5       SOLE VOTING POWER
          NUMBER OF SHARES
            BENEFICIALLY         --------- -------------------------------------
              OWNED              --------- -------------------------------------
             BY EACH
            REPORTING
           PERSON WITH             6       SHARED VOTING POWER      3,997,714*

                                 --------- -------------------------------------
                                 --------- -------------------------------------

                                   7       SOLE DISPOSITIVE POWER        0

                                 --------- -------------------------------------
                                 --------- -------------------------------------

                                   8       SHARED DISPOSITIVE POWER 3,997,714*

================================ ========= =====================================
=========== ====================================================================

  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON   3,997,714*

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   5.70*, **

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*
                                                        HC
=========== ====================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

* Includes 1,000,000 shares of Common Stock subject to immediately exercisable warrants.
** Calculated pursuant to Rule 13d-3(d).

Cusip No. 74614410                                                Page 3 of 5


Item 1(a)         Name of Issuer

                  PurchasePro.Com, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3291 N. Buffalo Dr., Suite 2
                  Las Vegas, Nevada  89129

Item 2(a)         Name of Person Filing:

                  AOL Time Warner Inc.
                  --------------------------------------------------------------

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  75 Rockefeller Plaza
                  New York, NY  10019
                  --------------------------------------------------------------

Item 2(c)         Citizenship:

                  Delaware
                  -----------------------------------------------------

Item 2(d)         Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------

Item 2(e)         CUSIP Number:

                  74614410

Item 3.           If This Statement is filed Pursuant to Rule 13d-1(b) or 13d-2
                  (b) or (c), Check
                  Whether the Person Filing is a:

     (a) / / Broker or dealer registered under Section 15 of the Exchange Act.

     (b) / / Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) / / Insurance  company as defined in Section  3(a)(19) of the  Exchange
             Act.

     (d) / / Investment company registered under Section 8 of the Investment Company Act.

     (e) / / An investment adviser in accordance with Rule 13d-1 (b)(1)(ii)(E);

     (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) // Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. /x/

Cusip No. 74614410                                                Page 4 of 5


Item 4.           Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a)     Amount beneficially owned:

         3,997,714*

(b)     Percent of Class:

         5.70%*,**

(c)     Number of shares as to which such person has:

(i)     Sole power to vote or to direct the vote                          0 ,

(ii)    Shared power to vote or to direct the vote ,              3,997,714*,

(iii)   Sole power to dispose or to direct the disposition of             0 ,

(iv)    Shared power to dispose or to direct the disposition of   3,997,714*,


Item 5. Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        America Online, Inc. - CO

Item 8. Identification and Classification of Members of the Group.

             Not Applicable

Item 9.  Notice of Dissolution of Group.

             Not Applicable



--------------

   * Includes 1,000,000 shares of Common Stock subject to immediately exercisable warrants.
  **  Calculated pursuant to Rule 13d-3(d)

Cusip No. 74614410                                               Page 5 of 5


Item 10.   Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  June 6, 2001



                         /s/ Paul T. Cappuccio
                         --------------------------------
                   Name: Paul T. Cappuccio
                  Title: Executive Vice President, General
                         Counsel and Secretary